EXHIBIT 99.1

COMPANY CONTACT:	INVESTOR & MEDIA CONTACTS:

Spectranetics Corporation	Lippert/Heilshorn & Associates, Inc.
John Schulte, Chief Executive Officer	Bruce Voss
Guy Childs, Chief Financial Officer	Ina McGuinness
(719) 633-8333	(310) 691-7100
www.spectranetics.com	www.lhai.com

FOR IMMEDIATE RELEASE

SPECTRANETICS ANNOUNCES RESIGNATION OF EXECUTIVE VICE PRESIDENT

COLORADO SPRINGS, Colo. (October 8, 2004) — Spectranetics Corporation (Nasdaq: SPNC) announced today that Bruce E. Ross, Executive Vice President of Customer and Product Programs, resigned his position effective immediately.

“I would like to publicly thank Bruce for his service over the last seven years. His contributions to Spectranetics are many and I wish him the best in the future. Spectranetics will continue to execute its growth plans and strengthen its sales and marketing capabilities as we look forward to the many opportunities ahead of us within the peripheral, coronary and lead removal markets. We remain comfortable that 2004 second half revenue will be stronger than 2004 first half revenue. Full guidance will be updated in our upcoming earnings release scheduled for October 19, 2004,” stated John G. Schulte, president and chief executive Officer.

About Spectranetics

Spectranetics is a medical device company that develops, manufactures and markets single-use medical devices used in minimally invasive surgical procedures within the cardiovascular system in conjunction with its proprietary excimer laser system. Our CVX-300® excimer laser is the only system approved by the FDA for multiple cardiovascular procedures, including coronary atherectomy, and the removal of problematic pacemaker and defibrillator leads. Nearly all of our FDA-approved and investigational applications have received Communautes Europeennes (CE) mark registration for marketing within Europe. In April 2004, we obtained 510(k) clearance from the FDA for the laser-based treatment of patients suffering from total occlusions (blockages) in their leg arteries that are not crossable with a guide wire.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties may include increasing price and product competition, increased pressure on expense levels resulting from expanded marketing and clinical activities, uncertain success of the Company’s strategic direction, dependence on new product development, intellectual property claims of third parties, availability of inventory from suppliers, the receipt of FDA approval to market new products or applications and the timeliness of any approvals, the potential size of market opportunities associated with new products, market acceptance of new products or applications, product defects, price volatility due to the initiation or cessation of coverage, or changes in ratings, by securities analysts. For a further list and description of such risks and uncertainties that could cause the actual results, performance or achievements of the Company to be materially different from any anticipated results, performance or achievements, please see the Company’s previously filed SEC reports. Spectranetics disclaims any intention or obligation to update or revise any financial projections or forward-looking statements, whether as a result of new information, future events or otherwise.

Spectranetics and CVX-300 are registered trademarks of The Spectranetics Corporation.

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